HireQuest Reports 18.7% Revenue Increase for the First Quarter of 2020

Company Generates $5.5 Million in Cash from Operations

GOOSE CREEK, South Carolina – May 11, 2020 – HireQuest, Inc. (Nasdaq: HQI), a national provider of back-office and operational support for franchised operators of on-demand and temporary staffing service providers, today reported financial results for the first quarter ended March 31, 2020.

First Quarter 2020 Financial Summary

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Franchise royalties increased 17.4% to $3.7 million compared to $3.2 million in the prior year period. Of this increase, approximately $783,000 related to branches acquired in the merger and subsequently converted to our franchise model.
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Services revenue, which includes interest paid on aging accounts receivable, increased 31.2% to $415,000 compared to $316,000 in the prior year period.
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Total revenue increased 18.7% to $4.1 million compared to $3.5 million in the prior year period.
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Reserve of $1.4 million placed on notes receivable issued to finance the sale of offices acquired in the merger with Command Center as a result of the negative impact COVID-19 has had on the economy.
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Income from continuing operations, inclusive of the non-recurring, pre-tax reserve of $1.4 million placed on notes receivable, was $875,000, or $0.06 per diluted share, compared to $1.7 million, or $0.17 per diluted share, in the year-ago period.

System-wide sales1 (a non-GAAP operating performance metric) for the first quarter 2020 increased 18.7% to $56.5 million compared to $47.6 million for the quarter ended March 31, 2019.

“The operating profit margin, excluding the impact of the $1.4 million one-time reserve on notes receivable, remained steady on higher revenue for the first quarter, despite increasing challenges faced by our franchisees because of extraordinary pressures in the current labor market,” commented Rick Hermanns, HireQuest’s President and Chief Executive Officer. “We remain optimistic about the long-term prospects for our business as we believe our franchise model, which significantly reduces risks by minimizing capital investments and generating ongoing levels of cash, will further strengthen our balance sheet and allow us to weather the volatility created by current economic conditions.”

“Market and economic challenges exacerbated by the current COVID-19 pandemic, drove our decision to record a $1.4 million reserve against the outstanding notes in conjunction with the sales of offices we acquired in the merger,” continued Mr. Hermanns. “This reserve negatively impacted our net income, although there was no impact to cash. Cash generation was exceptionally strong in the first quarter with nearly $5.5 million generated from operations.”

In the third quarter of 2019, the company sold substantially all the offices it acquired in the merger with Command Center. Accordingly, the assets and liabilities, operating results and cash flows for these businesses and previously company-owned offices are presented as discontinued operations, separate from continuing operations, for all periods presented in the company’s consolidated financial statements and footnotes. Unless otherwise noted, discussions herein relate to the Company’s continuing operations.

First Quarter 2020 Financial Results

Franchise royalties in the first quarter of 2020 were $3.7 million, up 17.4% compared to $3.2 million in the year-ago quarter. Of this increase, $783,000 was related to branches acquired in the merger and subsequently sold and converted to the company’s franchise model. Service revenue was $415,000, up 31.2% compared to $316,000 in the prior-year quarter. This increase was largely related to an increase in interest charged on outstanding accounts receivable.

The company’s total revenue is calculated by aggregating its revenue derived from franchise royalties and service revenue. Franchise royalties are the royalties earned from franchisees primarily on the basis of their sales to their customers. Service revenue consists of interest charged to franchisees on overdue accounts and other miscellaneous revenue for optional services the company provides its franchisees.

Total revenue in the first quarter of 2020 was $4.1 million, an increase of 18.7%, or $648,000, compared to $3.5 million in the year-ago quarter. This increase is primarily due to the company’s merger with Command Center, Inc., which was completed in the third quarter of 2019.

Selling, general and administrative (“SG&A”) expenses in the first quarter of 2020 were $3.3 million compared to $1.6 million for the first quarter last year. The increase was primarily due to a $1.4 million reserve placed on notes receivable the Company issued to finance the sale of offices acquired in the merger with Command Center. This reserve is directly related to the negative impact COVID-19 has had on the economy. The increase was also driven by an increase in stock-based compensation of approximately $323,000, an increase in legal and professional fees of $282,000 and increased compensation costs of $147,000, which were partially offset by a decrease in workers’ compensation costs of $702,000.

Inclusive of the $1.4 million reserve on notes receivable, income from operations in the first quarter of 2020 was $835,000, compared to $1.9 million in the first quarter last year.

Net Income in the first quarter of 2020 was $875,000, or $0.06 per diluted share, compared to $1.7 million, or $0.17 per diluted share, in the year-ago quarter. Excluding the non-recurring and non-operational reserve on notes receivable, net income would have been approximately $2.3 million, excluding any tax effect, an increase of 35.2% over the prior-year quarter.

Balance Sheet and Capital Structure

Cash at March 31, 2020, was $10.0 million, compared to $4.2 million at December 31, 2019.

Total assets were $49.3 million at March 31, 2020. Total liabilities were $16.8 million.

2020 Annual Meeting of Stockholders

The 2020 Annual Meeting of Stockholders is scheduled to occur at 2 p.m. Eastern Time on June 15, 2020 at the company’s corporate headquarters located at 111 Springhall Drive, Goose Creek, SC 29445. In an effort to promote social distancing, all stockholders and other constituents will be able to and are encouraged to attend the 2020 Annual Meeting virtually. Directions for accessing, participating in and voting at the 2020 Annual Meeting virtually will be contained in the company’s proxy materials.

The company’s stockholders of record as of the close of business on April 24, 2020 shall be entitled to notice of and to vote at the 2020 Annual Meeting.

Conference Call

HireQuest will hold a conference call to discuss its financial results.

Date:
Monday, May 11, 2020
Time:
4:30 p.m. Eastern time (2:30 p.m. Mountain time)
Toll-free dial-in number:
1-844-369-8774
International dial-in number:
1-862-298-0844

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for replay at https://www.webcaster4.com/Webcast/Page/2359/34619 and via the investor relations section of HireQuest’s website at www.hirequest.com.

A replay of the conference call will be available after 1 p.m. Eastern time on the same day and continuing through May 25, 2020.

Toll-free replay number:
1-877-481-4010
International replay number:
1-919-882-2331
Replay Passcode:
34619

About HireQuest

HireQuest, Inc. is a nationwide franchisor that provides on demand labor solutions primarily in the light industrial and blue-collar segments of the staffing industry for HireQuest Direct and HireQuest franchised offices across the United States. Through its nationwide network of approximately 135 franchisee-owned offices in 30 states and the District of Columbia, the Company provides employment annually for approximately 67,000 field team members working for thousands of customers, primarily in the areas of construction, light industrial, manufacturing, hospitality, and event services. For more information, visit www.hirequest.com.

Important Cautions Regarding Forward-Looking Statements

This news release includes, and the company’s officers and other representatives may sometimes make or provide certain estimates and other forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act, including, among others, statements with respect to future revenue, franchise sales, system-wide sales, and the growth thereof; operating results; anticipated benefits of the merger with Command Center, Inc., or the conversion to the franchise model; intended office openings; expectations of the effect on our financial condition of claims and litigation; strategies for customer retention and growth; strategies for risk management; and all other statements that are not purely historical and that may constitute statements of future expectations. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods.

While the company believes these statements are accurate, forward-looking statements are not historical facts and are inherently uncertain. They are based only on the company’s current beliefs, expectations, and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. The company cannot assure you that these expectations will occur, and its actual results may be significantly different. Therefore, you should not place undue reliance on these forward-looking statements. Important factors that may cause actual results to differ materially from those contemplated in any forward-looking statements made by the company include the following: the level of demand and financial performance of the temporary staffing industry; the financial performance of the company’s franchisees; changes in customer demand; the effects of any global pandemic including the impact of the novel coronavirus disease ("COVID-19"); the extent to which the company is successful in gaining new long-term relationships with customers or retaining existing ones, and the level of service failures that could lead customers to use competitors’ services; significant investigative or legal proceedings including, without limitation, those brought about by the existing regulatory environment or changes in the regulations governing the temporary staffing industry and those arising from the action or inaction of the company’s franchisees and temporary employees; strategic actions, including acquisitions and dispositions and the company’s success in integrating acquired businesses including, without limitation, successful integration following the merger with Command Center, Inc.; disruptions to the company’s technology network including computer systems and software; natural events such as severe weather, fires, floods, and earthquakes, or man-made or other disruptions of the company’s operating systems; and the factors discussed in the “Risk Factors” section and elsewhere in the company’s most recent Annual Report on Form 10-K.

Any forward-looking statement made by the company or its management in this news release is based only on information currently available to the company and speaks only as of the date on which it is made. The company and its management disclaim any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time, based on the occurrence of future events, the receipt of new information, or otherwise, except as required by law.

Company Contact:
Investor Relations Contact:
HireQuest, Inc.
Hayden IR
Cory Smith, CFO
Brett Maas, Managing Partner
(866) 464-5844
(646) 536-7331
Email:cory.smith@commandonline.com

-- Tables Follow –

1 Refer to “Supplemental Operating Metrics” section at the end of this press release for a definition and additional details regarding System-wide sales

HireQuest, Inc.
Consolidated Balance Sheets

	March 31, 2020	December 31, 2019
ASSETS	(unaudited)
Current assets
Cash	$ 10,040,828	$ 4,187,450
Accounts receivable	24,426,333	28,201,279
Notes receivable	3,492,043	3,419,458
Prepaid expenses, deposits, and other assets	1,142,614	188,560
Prepaid workers' compensation	1,353,714	822,938
Other assets	163,625	201,440
Total current assets	40,619,157	37,021,125
Property and equipment, net	2,545,525	1,900,686
Notes receivable, net of current portion	6,113,071	7,990,251
Total assets	$ 49,277,753	$ 46,912,062
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 242,972	$ 253,845
Other current liabilities	2,248,690	1,893,846
Accrued benefits and payroll taxes	1,609,918	1,113,904
Due to affiliates	27,790	-
Due to franchisees	3,319,107	3,610,596
Risk management incentive program liability	2,123,117	1,811,917
Workers' compensation claims liability	2,521,132	2,327,869
Total current liabilities	12,092,726	11,011,977
Workers' compensation claims liability, net of current portion	1,642,560	1,516,633
Franchisee deposits	2,055,493	1,412,924
Deferred tax liability	1,006,961	1,688,446
Total liabilities	16,797,740	15,629,980
Commitments and contingencies
Stockholders' equity
Preferred stock - $0.001 par value, 416,666 shares authorized; none issued	-	-
Common stock - $0.001 par value, 30,000,000 shares authorized; 13,536,742 and 13,518,036 shares issued and outstanding, respectively	13,537	13,518
Additional paid-in capital	27,907,344	27,584,610
Retained earnings	4,559,132	3,683,954
Total stockholders' equity	32,480,013	31,282,082
Total liabilities and stockholders' equity	$ 49,277,753	$ 46,912,062

HireQuest, Inc.
Consolidated Statements of Operations
(unaudited)

	Quarter ended
	March 31, 2020	March 31, 2019
Franchise royalties	$ 3,705,242	$ 3,156,135
Service revenue	414,739	316,115
Total revenue	4,119,981	3,472,250
Selling, general and administrative expenses	3,253,372	1,552,421
Depreciation and amortization	31,814	14,037
Income from operations	834,795	1,905,792
Other miscellaneous income	250,709	28,389
Interest and other financing expense	(11,289)	(184,972)
Net income before income taxes	1,074,215	1,749,209
Provision for income taxes	199,037	51,426
Income from continuing operations	875,178	1,697,783
Income from discontinued operations, net of tax	-	19,701
Net income	$ 875,178	$ 1,717,484

Basic earnings per share
Continuing operations	$ 0.06	$ 0.17
Discontinued operations	-	-
Total	$ 0.06	$ 0.17
Diluted earnings per share
Continuing operations	$ 0.06	$ 0.17
Discontinued operations	-	-
Total	$ 0.06	$ 0.17

HireQuest, Inc.
Supplemental Operating Metrics

1 Management sometimes refers to total sales generated by its franchisees as “franchise sales.” Management also sometimes refers to locations that were owned and operated by the company, not by one of its franchisees, up through the time of their sale, the last of which closed on September 29, 2019 as "company-owned offices." Sales at company-owned offices are reflected net of costs, expenses, and taxes associated with those sales on the company’s financial statements as “income from discontinued operations, net of tax.” The sum of franchise sales and sales of company-owned branches is referred to as “system-wide sales,” a non-GAAP operating performance metric. System-wide sales include sales at all offices, whether owned and operated by the company or by its franchisees. While the company does not record franchise sales as revenue, management believes that information on system-wide sales is important to understanding the company’s financial performance because those sales are the basis on which the company calculates and records franchise royalty revenue, are directly related to interest charged on overdue accounts, which the company records under service revenue, and are indicative of the financial health of the franchisee base.

	March 31, 2020	March 31, 2019
Franchise sales	$ 56,462,605	$ 47,384,474
Company-owned sales	-	179,747
System-wide sales	$ 56,462,605	$ 47,564,221